PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 67 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                      Dated March 12, 2002
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes


     We, Morgan Stanley Dean Witter & Co., may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

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
Principal Amount:        $400,000,000                        Interest Reset Dates:     Each business day

Maturity Date:           March 19, 2004                      Interest Reset Period:    Daily

Settlement Date                                              Interest Determination
  (Original Issue                                              Dates:                  The second business day
  Date):                 March 19, 2002                                                immediately preceding each
                                                                                       interest reset date
Interest Accrual Date:   March 19, 2002
                                                             Reporting Service:        Telerate (Page 120)
Issue Price:             100%
                                                             Book-Entry Note or
Interest Payment                                               Certificated Note:      Book-entry note
  Dates:                 Each March 19, June 19, September
                         19 and December 19, commencing      Senior Note or
                         June 19, 2002                         Subordinated Note:      Senior note

Interest Payment                                             Agent:                    Morgan Stanley & Co. Incorporated
  Period:                Quarterly
                                                             Calculation Agent:        JPMorgan Chase Bank (formerly
Base Rate:               Federal funds rate                                            known as The Chase Manhattan
                                                                                       Bank)
Index Maturity:          N/A
                                                             Minimum
Spread                                                         Denomination:           $1,000
 (Plus or Minus):        Plus 0.30% per annum
                                                             Specified Currency:       U.S. dollars
Initial Interest Rate:   To be determined on the second
                         business day immediately preceding  Business Day:             New York
                         the original issue date
                                                             CUSIP:                    61745ERU7
Initial Interest Reset
  Date:                  March 20, 2002                      Other Provisions:         See below


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

ORMES CAPITAL MARKETS, INC.                                 UTENDAHL CAPITAL PARTNERS, L.P.

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Supplemental Information Concerning Plan of Distribution:

     On March 12, 2002, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes set forth opposite their respective names below at a net price of 99.75% which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of .25% of the principal amount of the Senior Floating Rate Notes.

                                                      Principal Amount of Senior
                 Name                                    Floating Rate Notes
                 ----                                 --------------------------
Morgan Stanley & Co. Incorporated...................        $392,000,000
Ormes Capital Markets, Inc..........................           4,000,000
Utendahl Capital Partners, L.P. ....................           4,000,000
                                                            -------------
     Total..........................................        $400,000,000
                                                            ============